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                                                                    EXHIBIT 4


                                 PROMISSORY NOTE
                                 ---------------


     $15,000,000                             New York, New York
                                             December 3, 1996


               FOR VALUE RECEIVED, the undersigned, INTEK DIVERSIFIED CORPORATION, a Delaware corporation (hereinafter referred to as "Borrower"), hereby PROMISES TO PAY to the order of SECURICOR COMMUNICATIONS LIMITED, a corporation formed under the laws of England and Wales ("Lender"), at 15 Carshalton Road, Sutton, Surrey, SM1 4LD, or at such other place as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of fifteen million dollars ($15,000,000), or such lesser principal amount of outstanding Advances under the Loan Agreement (as hereinafter defined) PLUS the unpaid amount of any capitalized interest arising pursuant to
     ----
     the terms of the Loan Agreement, together with interest on the unpaid principal amount of this Note (including capitalized interest) outstanding from time to time from the date hereof at the rate or rates provided in the Loan Agreement.

               This Note is issued pursuant to that certain Amended and Restated Loan Agreement dated as of December 3, 1996 between Borrower and Lender (the "Loan Agreement"), to which reference is hereby made for a statement of all of the terms and conditions under which the Advances evidenced hereby are made. All capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

               The principal amount of the indebtedness evidenced hereby shall be payable on the Repayment Date. Interest thereon shall accrue on a daily basis at the rate specified in the Loan Agreement and shall be capitalized on the Commitment Termination Date and thereafter on a monthly basis. All accrued interest (whether or not capitalized) shall be due and payable on the Repayment Date.

               If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall continue to accrue at the then applicable rate during such extension.


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               The rights of Lender under this Note are subordinate and
     junior to the rights of the holders of Senior Debt, as defined in, and to the extent set forth in, Article 10 of the Loan Agreement. This
     Note is subject to the provisions of such Article 10, and any payment pursuant hereto shall be made in accordance with the provisions thereof.

               Upon and after the occurrence of an Event of Default, this Note may, as provided in the Loan Agreement, and without demand, notice or legal process of any kind, be declared or may automatically become, and immediately shall become, due and payable.

               Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrower.

               THIS NOTE HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT NEW YORK, NEW YORK AND SHALL BE INTERPRETED, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                   INTEK DIVERSIFIED CORPORATION



                                   By:
                                      --------------------------------
                                      Name:
                                      Title:




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